Exhibit 3.1

CERTIFICATE OF CONVERSION
OF
GENESIS ENERGY, INC.
(A Delaware Corporation)
INTO
GENESIS ENERGY, LLC
(A Delaware Limited Liability Company)

Pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act, the undersigned GENESIS ENERGY, INC., a Delaware corporation, adopts the following Certificate of Conversion for the purpose of converting into GENESIS ENERGY, LLC, a Delaware limited liability company, and hereby certifies as follows:.

1.           Genesis Energy, Inc. is a corporation incorporated under the laws of the State of Delaware.  Genesis Energy, Inc. was previously Genesis Energy, L.L.C., a limited liability company formed under the laws of the State of Delaware on September 5, 1996.  Genesis Energy, L.L.C. was converted into Genesis Energy, Inc. on May 15, 2002.

2.           The name of the converting entity immediately prior to filing this Certificate of Conversion is Genesis Energy, Inc.

3.           The name of the limited liability company into which Genesis Energy, Inc. is converting, as set forth in its Certificate of Formation, is Genesis Energy, LLC.

4.           The conversion is to be effective on December 29, 2008.

EXECUTED the 22nd day of December, 2008.

GENESIS ENERGY, INC.

By:	/s/ Ross A. Benavides
Ross A. Benavides, its Secretary